Exhibit 10.24

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OPERATION AND MAINTENANCE AGREEMENT

Dated as of November 3, 2010

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TABLE OF CONTENTS
Page

ARTICLE I : DEFINITIONS	1

ARTICLE II : ENGAGEMENT OF OPERATOR	5

2.1	Engagement.. 5

2.2	Independent Contractor. 5

2.3	Owner Cooperation 5

ARTICLE III : TERM, RESIGNATION OR REMOVAL OF OPERATOR	5

3.1	Term. 5

3.2	Owner Default. 5

3.3	Operator Default 6

3.4	Cooperation with Owner or Successor Operator 7

3.5	Effect of Termination 7

ARTICLE IV : DUTIES AS OPERATOR	7

4.1	Duties as Operator. 7

4.2	Standard of Care.. 11

4.4	Limitation of Authority 12

ARTICLE V : ACCOUNTING, REPORTS, RECORDS	12

5.1	Accounting Methods. 12

5.2	Independent Audit. 12

ARTICLE VI : FORCE MAJEURE	12

6.1	Procedure.. 12

6.2	Strikes. 13

ARTICLE VII : INSURANCE AND INDEMNIFICATION	13

7.1	Operator Insurance. 13

7.2	Contractors 14

7.3	Notice of Claims.. 14

7.4	Mutual Release and Indemnification. 14

ARTICLE VIII : GENERAL PROVISIONS	15

8.2	Notices 15

8.3	Rights 16

8.4	Applicable Laws 16

8.5	Rules of Construction. 16

8.6	Governing Law.. 17

8.7	Dispute Resolution. 17

8.8	Limitation of Liability.. 17

8.9	Entirety of Agreement, Amendments 17

8.10	Waivers. 18

8.11	Headings. 18

8.12	Rights and Remedies. 18

8.13	Assignment 18

8.14	Counterparts 18

8.15	No Third Party Beneficiary 18

8.16	Further Assurances. 28

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OPERATION AND MAINTENANCE AGREEMENT
    This OPERATIONS AND MAINTENANCE AGREEMENT dated this 3rd day of November, 2010 (the “Effective Date”), is made and entered into by and between MAGELLAN TERMINALS HOLDINGS, L.P. (f/k/a Marrero Terminal, LLC), a Delaware limited partnership (“Owner”), and OMEGA REFINING, LLC, a Delaware limited liability company (“Omega” or “Operator”). Owner and Operator are referred to individually herein as a “Party” and collectively herein as the “Parties”.

WITNESSETH:

WHEREAS, Owner currently operates that certain six spot rail car loading/offloading area located at 5000 River Road, Marrero, Louisiana, including associated piping, hoses, and pumps as more particularly described on Exhibit “A” attached hereto and incorporated by reference herein (the “Rail Facility”); and

WHEREAS, Owner wishes to retain Operator to maintain and operate the Rail Facility as well as administering the business and regulatory affairs of Owner relating to the Rail Facility, all in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I: DEFINITIONS
Capitalized terms used in this Agreement but not otherwise defined herein shall have the following meanings:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” means this Amended and Restated Operations and Maintenance Agreement (including all exhibits), as amended from time to time in accordance with the terms hereof.

“Business Day” means any calendar day, other than a Saturday or Sunday, on which commercial banks in New Orleans, Louisiana are open for business.

“Calendar Year” means the time period from January 1 through December 31 of the same calendar year.

“Capital Project” means any capital expenditure to repair, maintain, construct, expand, or modify the Rail Facility.

“Capital Project Proposal” shall have the meaning set forth in Section 4.1.11.

“Claim” means any lawsuit, claim, proceeding, investigation, review, audit or other cause of action of any kind.

“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, solid waste, pollutant or contaminant by an Environmental Law.

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Emergency” means a sudden or unexpected event that causes, or risks causing, imminent material damage to the Rail Facility, death or injury to any Person, or material damage to property or the environment.

“Emergency Work” shall have the meaning set forth in Section 4.1.12.

“Environmental Law” means all applicable Laws and Environmental Permits of any Governmental Authority relating to the environment, natural resources, or the protection thereof, including, without limitation: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. the Federal Clean Water Act, the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any applicable Law relating to health, safety, the environment, natural resources or the protection thereof, each as amended from time to time, including any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” all permits, licenses, registrations, authorizations, certificates and approvals, and any other similar items, of Governmental Authorities required by Environmental Laws and necessary for or held in connection with the ownership and/or operation of the Rail Facility or any of the transactions contemplated hereby.

“Force Majeure” means any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including, without limitation, acts of God, acts, omissions to act, and/or delays in action of federal, state, or local government or any agency thereof, strikes, lockouts, work stoppages, or other industrial disturbances, acts of a public enemy, sabotage, wars, blockades, insurrections, riots, acts of terror, epidemics, landslides, lightning, earthquakes, fires, storms, storm warnings, floods, washouts, extreme cold or freezing weather, arrests and restraints of governments

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and people, civil or criminal disturbances, interruptions by governmental or court orders, present and future valid orders of any regulatory body having jurisdiction, explosions, mechanical failures, breakage, or accident to equipment installations, machinery, compressors, or lines of pipe, and associated repairs, freezing of wells or lines of pipe, partial or entire failure of wells, pipes, facilities, or equipment, electric power unavailability or shortages, failure of pipelines or carriers to transport, partial or entire failure or refusal of operators of upstream or downstream pipelines or facilities to receive used motor oil, governmental regulations, and inability to obtain or timely obtain, or obtain at a reasonable cost, after exercise of reasonable diligence, pipe, materials, equipment, rights-of-way, servitudes, governmental approvals, or labor, including those necessary for the facilities provided for in this Agreement.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body with jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby or the Rail Facility.

“Hazardous Materials” means any materials, including without limitation chemicals and wastes that are regulated under Environmental Law.

“Law” means any statute, writ, law, common law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, or any requirement under the common law.

“Lease” shall mean that certain Land Lease dated as of April 30, 2008, pursuant to which Operator leased certain property from Owner’s predecessor in interest, as described therein, as amended by that certain First Amendment to Land Lease dated as of October 29, 2009.

“Liability Claim” means a Claim arising out of the administration, operation, or maintenance of the Rail Facility, or arising out of or incidental to the activities carried on or work performed or required by this Agreement.

“Loss” means any loss, cost, expense, liability, damage, sanction, judgment, lien, fine, or penalty, including reasonable attorney’s and consultant’s fees and expenses, incurred, suffered or paid by, or resulting to, the applicable indemnified Persons on account of (i) injuries (including death) to any Person or damage to or destruction of any property, sustained or alleged to have been sustained in connection with or arising out of the matters for which the indemnifying Party has indemnified the applicable indemnified Persons, (ii) any failure of any representation or warranty made by Operator in this Agreement to be true and correct when made, or (iii) the breach of any covenant or agreement made or to be performed by the indemnifying Party pursuant to this Agreement.

“Operating and Capital Expenditure Budget” means, with respect to each period, the Operating and Capital Expenditure Budget for such period approved by Owner.

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“Operator” shall have the meaning set forth in the preamble to this Agreement.

“Operator Indemnified Parties” means, collectively, Operator, its successors and permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.

“Operator Parties” means, collectively, Operator, Operator’s Affiliates, and their respective successors and assigns; “Operator Party” means any such Person individually.

“Owner” shall have the meaning set forth in the preamble to this Agreement.

“Owner Indemnified Parties” means, collectively, Owner, its successors and permitted assigns, and their respective Affiliates, shareholders, members, partners, officers, directors, employees, and agents.

“Party” means either Owner or Operator, as applicable, and “Parties” means both Owner and Operator.

“Person” means an individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rail Facility” shall have the meaning ascribed to such term m the recital of this
Agreement.

"“Tax” or “Taxes” means any (i) federal, state, provincial, county, local or foreign taxes, charges, fees, levies or other assessments, including all sales and use, goods and services, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes or charges imposed by any Governmental Authority, and including any interest and penalties (civil or criminal) on or additions to any such taxes, but expressly excluding any income tax or tax based on income, such as, without limitation, the franchise tax set forth in Delaware Tax Code: 8 Del. Laws, c. 5 §501 et. seq., as the same may be amended or recodified from time to time, and (ii) liability for items in (i) of any other Person by contract, operation of Law (including Treasury Regulation 1.1502-6) or otherwise.

“Tax Returns” means any return, report, election, declaration, statement, notice, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or any income tax or tax based on income, such as, without limitation, the franchise tax set forth in Delaware Tax Code 8 Del. Laws, c. 5 §501

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et. seq., as the same may be amended or recodified from time to time, or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.

“Voting Securities” means, as it relates to a Person, securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.

ARTICLE II    : ENGAGEMENT OF OPERATOR
2.1    Engagement. Owner hereby appoints and retains Operator to manage, operate, and maintain the Rail Facility and to administer the business and regulatory affairs of Owner relating to the Rail Facility in accordance with the terms and conditions set forth herein, and Operator hereby accepts such appointment.
2.2    Independent Contractor. The Parties expressly understand and agree that Operator is acting and shall perform and execute the provisions of this Agreement as an independent contractor unrelated to Owner or any Owner Affiliate, and the work performed by Operator hereunder shall be subject to Owner’s general right of inspection and approval. Nothing in this Agreement is intended to create a relationship, expressed or implied, of employer-employee or principal-agent between Owner and Operator or between Owner and any individual employed or provided to work hereunder by Operator.
2.3    Owner Cooperation. Owner shall cooperate with Operator and provide Operator with such information as Operator may reasonably request from time to time in connection with the performance of Operator’s duties hereunder.
ARTICLE III    : TERM, RESIGNATION OR REMOVAL OF OPERATOR
3.1    Term. This Agreement shall commence on the Effective Date and, shall continue for the duration of the Lease, unless terminated earlier pursuant to Section 3.2 or 3.3.
3.2    Owner Default. Operator may terminate this Agreement at any time upon the occurrence of any of the following:
(a)    the dissolution or bankruptcy of Owner;
(b)    Owner fails to pay when due any amount due and payable hereunder, including, without limitation, any interest, fees, reimbursements or indemnifications, and such failure shall continue for a period of 15 days after the due date thereof; or
(c)     other than as set forth in clause (b) above, Owner breaches or fails to observe or perform any material term, condition, or obligation contained in this Agreement and fails to correct, or fails to diligently pursue correction of, such breach within 60 days after receipt of written notice from Operator of any such breach.

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If any of the above occurs and Operator elects to terminate this Agreement, then Operator may give a written notice of termination to Owner, which termination shall be effective on the date specified by Operator in such notice, provided that such termination date shall be within 60 days of the date such notice is delivered to Owner. Operator’s notice of breach to Owner under Section 3.2(b) or (c) shall state with particularity the breach alleged by Operator. To the extent Owner disputes the basis for Operator’s notice of breach, the matter shall be addressed under Section 8.6. Nothing in this Section 3.2 shall be construed to limit or preclude any remedy Operator may have at law or in equity with respect to any material breach by Owner.

3.3     Operator Default. Owner may terminate this Agreement at any time upon the occurrence of any of the following:

(a)	the dissolution or bankruptcy of Operator;

(b)
Operator fails to pay when due any amount due and payable hereunder, including, without limitation, any interest, fees, reimbursements or indemnifications, and such failure shall continue for a period of 15 days after the due date thereof;

(c)
other than as set forth in clause (b) above, Operator breaches or fails to observe or perform any material term, condition, or obligation contained in this Agreement and fails to correct, or fails to diligently pursue correction of, such breach within 60 days after receipt of written notice from Owner of any such breach;

(d)	Termination by Owner pursuant to Section 4.1.1; or

(e)	Without cause on no less than seven (7) days prior written notice.
In the event Owner terminates this Agreement pursuant to subparagraph (e) above, Owner may reimburse Operator for any unamortized capital expenditure (determined in accordance with GAAP) to the extent such capital expenditure was included in the Operating and Capital Expenditure Budget. If any of the above occurs, other than an event described in subparagraph (d), and Owner elects to terminate this Agreement (a termination for “cause”), then Owner may give a written notice of termination to Operator, which termination shall be effective on the date specified by Owner in the notice, provided that such termination date shall be within 60 days of the date the notice is delivered to Operator. Owner’s notice of breach to Operator under Section 3.3(b) or (c) shall state with particularity the breach alleged by Owner. To the extent Operator disputes the basis for Owner’s notice of breach, the matter shall be addressed under Section 8.6. Nothing in this Section 3.3 shall be construed to limit or preclude any remedy Owner may have at law or in equity with respect to any material breach by Operator.

3.4    Cooperation with Owner or Successor Operator. Upon the termination of this Agreement, Operator shall cooperate in the transition of operations to Owner or a successor operator

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and upon Owner’s request, will promptly deliver all books and records and other property (including, without limitation, intellectual property) of Owner to Owner or the successor operator, as applicable.
3.5    Effect of Termination. Any termination of this Agreement pursuant to this Article III will release Operator from, and Owner agrees to indemnify Operator against, any liability accruing or accrued hereunder after the effective date of termination, except with respect to the obligations and liabilities of Operator that survive termination including any and all liabilities arising out of or resulting from Operator’s operation and maintenance of the Rail Facility. Termination of this Agreement shall not relieve the Parties from any liability or obligation accruing or accrued prior to the date of such termination or deprive a Party not in breach (other than a breach which occurs because such Party is rightfully withholding performance in response to a breach by the other Party) of its right to any remedy otherwise available to such Party.
ARTICLE IV    : DUTIES AS OPERATOR
4.1    Duties as Operator. Operator shall be responsible for (1) construction of the improvements to the Rail Facility in accordance with those plans and specifications approved by Owner in writing, (2) administering the regulatory, business, and financial affairs of the Rail Facility; (3) maintaining the financial and product accounting records of the Rail Facility; 4) preparing and distributing financial statements; (5) complying with any and all instructions it receives from Owner with respect to the operation and maintenance of the Rail Facility, provided that such instructions are consistent with applicable Laws and (6) complying with any and all Law and Environmental Law including any other permits or licenses.
4.1.2    Improvements/Alterations to the Rail Facility. Operator shall evaluate and modify, at its sole cost and expense, the rail car containment pan system (the “Containment Pan System”) so that such system is in compliance with the Spill Prevention, Control, and Countermeasure Regulations promulgated by the Environmental Protection Agency (the “SPCC Regulations”) and any other applicable regulations, rules or similar administrative publications promulgated by any other federal, state, or local regulatory agency. Such evaluation and modification, if necessary, of the Containment Pan System shall occur within ninety (90) days of the Effective Date. Owner specifically reserves the right to review, evaluate and approve the plans and specifications developed by Operator for any modifications to be made to the Containment Pan System for such compliance. Owner will provide written notice to Operator, within fifteen (15) days of Operator’s submission of the plans and specifications for the Containment Pan System, confirming or denying its approval of Operator’s plans and specifications for modification to the Containment Pan System, and in the event Owner does not approve such plans and specifications, Owner will provide Operator with written detail describing why such approval was withheld. Operator will have ten (10) days from the date it receives such written notice from Owner denying approval of its Containment Pan System plans and specifications to remediate such plans and specifications so that the modifications will comply with the SPCC Regulations. If Operator fails to remediate the Containment Pan System plans and specifications in a manner that will result in the modifications to the Containment Pan System complying with the SPCC Regulations within such ten (10) day period in a manner satisfactory to Owner, Owner, in its sole discretion, may unilaterally terminate this Agreement. Additionally, Owner reserves the right to inspect the

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Containment Pan System after Operator has modified such equipment, and if such modifications made by Operator to the Containment Pay System do not comply with SPCC Regulations, then Owner, in its sole discretion, may unilaterally terminate this Agreement. Any other alterations or improvements to the Rail Facility may not be made by Operator without the written consent of Owner.
4.1.3    Operation of the Rail Facility. Operator shall manage and operate the Rail Facility, the construction and future modifications to the Rail Facility, and negotiate agreements in Owner's name with third parties related to the operation of the Rail Facility (provided that (i) Owner shall have the right to approve or disapprove any such agreements, and (ii) if approved, except as provided in Section 4.1.1, Owner, and not Operator, shall execute all such agreements), comply with any instructions it receives from Owner with respect to the operation and maintenance of the Rail Facility, provided that such instructions are consistent with applicable Laws, and perform all other services and functions related thereto subject to the limits, requirements, and restrictions otherwise set forth in this Agreement.
4.1.4    Maintenance of the Rail Facility. Subject to the terms, conditions and limitations set forth in this Agreement, Owner hereby authorizes and empowers Operator, and Operator agrees, in the name of and on behalf of Owner, to, at its sole cost and expense, keep and maintain the Rail Facility in a condition and repair similar to, but not less than, its condition and repair on the Effective Date hereof.
4.1.5    Operator Recommendations. In the event that Operator makes a good-faith recommendation in writing regarding an operational issue to Owner, and Owner does not, for any reason whatsoever, approve such recommendation, then Operator shall not be liable and Owner hereby releases and shall indemnify, defend and hold Operator harmless from and against any Claim or Loss that arises from, or is attributable to, the failure to implement such recommendation.
4.1.6    Compliance with Owner Instructions. Notwithstanding anything to the contrary in this Agreement, in the event that Owner instructs Operator to take any action or refrain from taking any action in connection with the operation or maintenance of the Rail Facility and Operator in good faith disagrees with Owner because, among other reasons, it is not consistent with prudent operating standards, then Operator shall notify Owner of such disagreement in writing, and Owner hereby releases and shall indemnify, defend and hold Operator harmless from and against any Claim or Loss that arises from, or is attributable to, Operator’s compliance with Owner’s instructions.
4.1.7    Environmental Laws. Operator shall comply, in the performance of its duties and responsibilities hereunder, in all respects with all Environmental Laws and all Environmental Permits.
4.1.8    Purchase of Services, Materials and Supplies. Except as otherwise provided below and subject to the limitations herein, Operator shall, on Owner’s behalf and as its agent, purchase or cause to be purchased necessary services, materials and supplies and incur such expenses and enter into such commitments as may be necessary to operate and maintain the Rail Facility, including, but not limited to, (i) contracts for the maintenance, repair and replacement of the Rail

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Facility and, if requested by Owner, construction of additions to the Rail Facility; and (ii) contracts for power, fuel, other utilities, and communication facilities as may be necessary in connection with proper operation and maintenance of the Rail Facility and for providing adjustments and replacements thereto.
4.1.9    Personnel. Except as otherwise provided below and subject to the limitations herein, Operator, in its reasonable judgment, shall employ such personnel, with Operator or an Affiliate as their employer, as it may deem necessary to operate and maintain the Rail Facility and to provide adjustments and replacements thereto and to perform its other obligations hereunder. In addition to Operator's or Operator's Affiliates' employees who are either full-time or part-time dedicated to operating and maintaining the Rail Facility, Operator may: (i) utilize from time to time its other employees or the employees of Operator's Affiliates in services in connection therewith at a usual and customary rate of compensation; and/or (ii) engage the services of third-party contractors in the performance of such functions. Notwithstanding the foregoing, all personnel provided by Operator to operate and maintain the Rail Facility shall have the requisite background, training and skill necessary to operate such a facility in accordance with all current industry standards and any and all applicable state and federal Laws, Environmental Laws, and Environmental Permits.
4.1.10    Payment of Operating Expenses. Operator shall promptly pay all direct costs and expenses incurred in operating and maintaining the Rail Facility as they become due, without reimbursement by Owner save and except to the extent specifically provided otherwise herein.
4.1.11    Operating Expense Budget. Operator shall (i) administer and otherwise comply with the budget proposed by Operator and approved by Owner (ii) operate and maintain the Rail Facility in compliance with the Operating and Capital Expenditure Budget established for the Rail Facility; provided, however, if Owner instructs Operator to perform any services outside of the scope of the services contemplated in the Operating and Capital Expenditure Budget (exclusive of those services to be performed by Operator in connection with any necessary alterations or modifications to the Containment Pan System pursuant to Section 4.1.1), then Owner shall reimburse Operator for the costs and expenses associated therewith.
4.1.12    Capital Projects. Operator may propose an unbudgeted Capital Project at any time by giving written notice of such to Owner. The notice (the “Capital Project Proposal”) must specifically describe the proposed Capital Project and shall include the following:

(i)	a good-faith estimate of the costs associated with the operation and maintenance of the proposed Capital Project;

(ii)	preliminary engineering designs and plans; and

(iii)	general requirements or provisions for the Capital Project, including construction of the Capital Project and insurance coverage.

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Owner shall approve or reject the proposed Capital Project set forth in the applicable Capital Project Proposal within fifteen (15) days from the date of receipt of the same, such approval not to be unreasonably withheld, conditioned or delayed. If Owner approves the applicable Capital Project, then Operator shall have the right and authority with respect to the approved Capital Project to make expenditures, or enter into contracts to incur expenditures, without further authorization by Owner; provided, however, Owner will not be responsible for reimbursing Operator for any expenditures incurred by Operator related to the construction, operation, and maintenance of the Capital Project.
4.1.13    Emergencies. Notwithstanding any provision of this Agreement, in the event of an Emergency, Operator shall proceed with maintenance or repair work or with any other action when necessary to minimize damage and to end the Emergency (“Emergency Work”), without regard to the limits set forth in this Article IV. Operator shall, as soon as reasonably practicable, notify Owner of the existence or occurrence of the Emergency, setting forth the nature of the emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost of such corrective action. Emergency Work shall include only such work as is necessary to immediately address the Emergency and does not include any work necessary to restore the Rail Facility or improve the Rail Facility in order to permit continued operations.
4.1.14    Reporting By Operator. Operator shall (by either (i) submitting written reports or records or (ii) providing Owner with access to Operator’s internet website containing the relevant information, at Operator’s discretion) provide to Owner the following reports or records, based on the best data available at the time of preparation and subject to revision based on acquisition of more accurate data:

(i)
as soon as available, and in any event within 30 days after the end of each calendar month, an operational report on major repairs and other operational details materially affecting the operations of the Rail Facility during such month;

(ii)
as soon as available, and in any event within 30 days after the end of each Calendar Year, a certificate from the president or chief executive officer of Operator stating that no event or condition exists or has occurred that violates, results in a breach of, or constitutes a default on the part of any Operator Party under, any of the terms, conditions or provisions of this Agreement;

(iii)
within 5 days of Owner’s request, environmental information or records pertaining to the Rail Facility (as specified by Owner) necessary for Owner to comply with any reporting obligations of Owner related to all applicable Environmental Law and Environmental Permits; and

(iv)	such other information regarding the Rail Facility or the operation and maintenance of the Rail Facility as Owner may from time to time reasonably request.

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4.1.15    Notices to Owner. Operator shall immediately notify Owner in writing of (i) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened against Operator Parties or Owner pursuant to any Law or Environmental Law as a result of the operation of the Rail Facility; (ii) any claim made or threatened by any person arising out of or in connection with the operation of the Rail Facility against Operator Parties or Owner relating to damage, contribution, cost recovery, compensation loss or injury resulting from or claimed to result from any Hazardous Materials; (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Materials removed from the Rail Facility or the property on which the Rail Facility is situated including any complaints, notices, warnings, reports or asserted violations in connection therewith; and (d) the discovery of any Hazardous Materials at the Rail Facility or the property on which the Rail Facility is situated that are or may be in violation of Environmental Law. Operator shall also provide to Owner, as promptly as possible, and in any event within five (5) business days after the Operator Parties first received or sent the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Rail Facility or the Operator Parties’ operation thereof. Upon written request of Owner (to enable Owner to defend itself from any claim or charge related to any Law or Environmental Law), Operator shall promptly deliver to Owner notices of hazardous waste manifests reflecting the legal and proper disposal of all such Hazardous Materials removed from the Rail Facility or the property on which the Rail Facility is situated.
4.1.16    Chevron Terminaling Agreement. Each of the parties hereto acknowledges that rail car utilization is a service to which Chevron Marine Products LLC (“Chevron”) is entitled under that certain Terminaling Agreement between Chevron and Owner, dated as of May 1, 2008 (the “Chevron Terminaling Agreement”). As such, Operator agrees to provide such service to Chevron in the event such service is warranted until the earlier to occur of (i) the termination of the provisions of this Agreement, or (ii) the termination of the Chevron Terminaling Agreement.
4.1.17    Regulatory Affairs. Operator shall be responsible for preparing and submitting all regulatory filings pertaining to the Rail Facility required by any Governmental Authority.
4.1.18    Devotion of Time. The employees of Operator, or the Operator Parties, as applicable, designated to perform the functions under this Agreement shall devote such time to the operation and maintenance of the Rail Facility as necessary to accomplish the responsibilities of Operator as set forth in this Article IV. Owner recognizes that the employees of Operator, or the Operator Parties, as applicable, shall not be obligated to devote full time to the operation and maintenance of the Rail Facility and that such employees of Operator may act on behalf of Operator or the Operator Parties, as applicable, in activities not associated with this Agreement.
4.2    Standard of Care. Operator shall perform its duties and obligations hereunder and its responsibilities as Operator of the Rail Facility, (i) in a good and workmanlike manner, (ii) in conformity with the good practices in the rail car loading and unloading industry, (iii) in accordance with all valid and applicable Laws, including, without limitation, all Environmental Laws and Environmental Permits, and (iv) in accordance with the Operating and Capital Expenditure Budget.

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4.3    Limitation of Authority. Notwithstanding anything in this Agreement, Operator shall seek prior approval of Owner prior to taking the following actions:
4.3.1    Binding Owner. Endorsing the name of Owner on any contract, commercial paper, or instruments of any nature or otherwise creating any obligation binding upon Owner except as expressly permitted under this Agreement.
4.3.2    Asset Sales. Acquiring or disposing of any assets of Owner in a single transaction or in a series of related transactions, with a fair market value exceeding $10,000 in the aggregate, provided, however that Operator is expressly permitted to terminate leases or other contracts in respect of rental equipment regardless of value.
4.3.3    Incurring any indebtedness on behalf of Owner, except for trade credit incurred by Operator in the ordinary course of business or within its expenditure authority set forth in this Agreement.
ARTICLE V    : ACCOUNTING, REPORTS, RECORDS
5.1    Accounting Methods. Operator shall keep proper and complete records and books of account, which shall fully and accurately reflect all transactions and other matters relative to its operation and maintenance of the Rail Facility as are entered into records and books of account in accordance with generally accepted industry practices, and the same shall be supported by purchase orders, invoices, payrolls or other customary or necessary records pertaining thereto. Operator’s financial books and records shall be kept in accordance with GAAP and shall be maintained on an accrual basis. The costs of any audit of Operator’s books or records shall be borne by Owner absent manifest error.
5.2    Independent Audits. Upon reasonable prior written notice to Operator, Owner shall have the right during normal business hours to audit or examine all books and records of Operator to the extent they relate to Operator’s performance hereunder as well as the relevant books of account of Operator’s contractors, relating to the performance of Operator’s obligations under this Agreement. Operator shall cooperate with Owner’s auditors by (i) making the applicable books and records available for inspection by Owner’s auditors, and (ii) making such copies of books and records as may be reasonably requested by such auditors. In no event shall Owner’s audits unreasonably interfere with Operator’s operations.
ARTICLE VI    : FORCE MAJEURE
6.1    Procedure. If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to indemnify and to make payments then or thereafter due hereunder, upon such Party giving notice and full particulars of such Force Majeure in writing to the other Party as soon as reasonably possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations

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under this Agreement. Such notifying Party must also provide notice of the date of termination of such Force Majeure event. A Force Majeure event affecting the performance by either Party shall not relieve it of liability in the event of its negligence, where such negligence was a cause of the Force Majeure event, or in the event of its failure to use commercially reasonable efforts to remedy the situation and remove the cause with all reasonable dispatch.
6.2    Strikes. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party directly involved in the strike or lockout, and that the above requirement that any Force Majeure must be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the Party having the difficulty.
ARTICLE VII    : INSURANCE AND INDEMNIFICATION
7.1    Operator Insurance.
7.1.1    Operator, with respect to Operator’s activities provided for under this Agreement, shall maintain the following insurance coverage with responsible insurance carriers:
(a)    Workers’ Compensation. Operator shall maintain statutory worker’s compensation insurance, covering all of its and its Affiliates’ employees and statutory employees, in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state, territory, or district of hire, supervision, or place of accident. In addition, Operator shall maintain employer’s liability insurance with a limit of not less than one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit. Where not prohibited by law, Operator shall waive its right of subrogation against Owner.
(b)    Commercial General Liability Insurance. Operator shall maintain Commercial General Liability Insurance covering its operations under this Agreement including, without limitation, bodily injury, death, property damage, premises/operations, sudden and accidental pollution, independent contractors, products/completed operations, contractual, and personal injury liability, with a limit of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the annual aggregate.
(c)    Commercial Automobile Insurance. Operator shall maintain Commercial Automobile Insurance coverage, including, without limitation, bodily injury and property damage for owned, hired, rented, and non-owned automotive equipment with a limit of not less than one million dollars ($1,000,000) per accident.
(d)    Umbrella Liability Insurance. Operator shall maintain Umbrella Liability Insurance coverage covering in excess of (a), (b), and (c) above, excluding Worker’s Compensation, in the amount of ten million dollars ($10,000,000).
7.1.2    To the extent of the liabilities assumed by Operator in this Agreement, Operator shall name Owner Indemnified Parties as additional insured on all insurance policies,

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except Workers’ Compensation. The Owner Indemnified Parties’ additional insured status will not limit the application of insurance protection as required by this Agreement which arises out of the Operator’s indemnity obligations. These policies shall provide primary coverage for claims in which Operator has agreed to hold harmless and/or to indemnify the Owner Indemnified Parties. No “other insurance” clause may be invoked by any insurer. This coverage shall apply whether or not the indemnification is valid. Operator shall have its insurer(s) waive its right of subrogation against Owner Indemnified Parties on all insurance carried. Unless expressly stated to the contrary elsewhere in this Agreement or prohibited by applicable law or legal statute, Operator’s indemnification obligations under this Agreement shall not be limited by amount or in scope to coverage provided by insurance which is required under this Agreement.
7.1.3    Upon request, Operator agrees to furnish to Owner certificates of insurance or other evidence satisfactory to Owner to demonstrate that the required insurance has been procured and is in force. The certificate shall accurately reflect the required insurance coverages and shall provide that in the event of modification, expiration, cancellation or material change in a policy affecting the certificate holder, thirty days prior written notice shall be given to the certificate holder. Operator waives all rights against Owner for recovery of damages to the extent such damages are covered by the insurance maintained in accordance with this Section 7.1.
7.2    Contractors. Operator acknowledges and agrees that any contractor engaged by Operator to perform services at the Rail Facility will be required to execute an access agreement, in a form acceptable to Owner, prior to such contractor accessing the Rail Facility and performing any services. Further, Operator shall attempt to obtain reasonable indemnification and insurance protection from contractors performing services for Owner to protect Owner and Operator. Operator shall require each of its contractors to carry insurance coverage substantially equivalent to the insurance required of Operator above, and to include provisions for its contractors to name Owner and Operator as additional insureds, with the exception of Workers’ Compensation Insurance, and state that such policies will be primary to and non-contributory with any other insurance maintained by Operator and Owner. With respect to Workers’ Compensation Insurance, the applicable contractor shall be required to cause its insurers to wave all rights of recovery or subrogation against Owner and Operator, where not prohibited by law.
7.3    Notice of Claims. In the event that Operator receives notice, either in writing or orally, of an asserted or threatened Liability Claim against Operator or Owner, Operator shall provide Owner within 10 days of receipt of such Liability Claim a copy of any demand letter, petition, or similar documentation of the Liability Claim.
7.4    Mutual Release and Indemnification.
7.4.1    Owner’s Indemnification. Subject to the terms of this Agreement, including, without limitation, Section 8.8 of this Agreement, Owner shall indemnify, defend, and hold harmless the Operator Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) allegations of death or bodily injury or damage to property, to the extent arising out of or resulting from the negligence, gross negligence or willful misconduct of Owner, its Affiliates or its or their respective officers, directors, employees, or contractors in connection with this Agreement or the performance hereof; provided that Owner shall not be required to indemnify the Operator

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Indemnified Parties against such Claims and Losses to the extent such Claims and Losses are attributable to the acts or omissions of any Operator Indemnified Parties, (ii) any breach of this Agreement by Owner, and (iii) any agreements relating to the Rail Facility between Owner and third parties not affiliated with the Operator Parties (except to the extent expressly assumed by Operator hereunder). The duty to indemnify, defend and hold harmless under this Section 7.4.1 shall continue in full force and effect, notwithstanding the expiration or early termination of this Agreement, with respect to any Claims or Losses based on facts or conditions that occurred prior to such expiration or termination.
7.4.2    Operator’s Indemnification. Subject to the terms of this Agreement, including, without limitation, Section 8.8 of this Agreement, Operator shall indemnify, defend, and hold harmless the Owner Indemnified Parties from and against all Claims and Losses arising out of or relating to (i) allegations of death or bodily injury or damage to property, to the extent arising out of or resulting from the negligence, gross negligence or willful misconduct of Operator, its Affiliates or its or their respective officers, directors, employees, or contractors in connection with this Agreement or the performance hereof; provided that Operator shall not be required to indemnify the Owner Indemnified Parties against such Claims or Losses to the extent such Claims or Losses are attributable to the acts or omissions of any Owner Indemnified Party, (ii) any breach of this Agreement by Operator, and (iii) any agreements relating to the Rail Facility between Operator and third parties not affiliated with Owner (except to the extent expressly assumed by Owner hereunder). The duty to indemnify, defend and hold harmless under this Section 7.4.2 shall continue in full force and effect, notwithstanding the expiration or early termination of this Agreement, with respect to any Claims or Losses based on facts or conditions that occurred prior to such expiration or termination.
ARTICLE VIII    : GENERAL PROVISIONS
8.1    Additional Rail Facilities. Nothing in this Agreement shall limit Owner’s right to construct, expand or modify, and operate other rail car loading/off loading facilities (i) at Owner’s terminal and storage facility located on the property on which the Rail Facility is located, or (ii) at any other location in Owner deems necessary and beneficial.
8.2    Notices. Except as specifically provided otherwise herein, any notice, claim, or other communication provided for in this Agreement or any notice that either Party may desire to give to the other shall be in writing and shall be: (i) sent by facsimile transmission; (ii) delivered by hand; (iii) sent by United States mail with all postage fully prepaid; or (iv) delivered by courier with charges paid in accordance with the customary arrangements established by such courier, in each of the foregoing cases addressed to the Party at the following addresses:
To Owner:

Magellan Terminals Holdings, L.P.
Attn: Mark Roles
Manager, Commercial Development
P.O. Box 22186 MD 31st Floor

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Tulsa, Oklahoma 74121-2186

To Operator:

Omega Refining, LLC
Attn: Robert Winland
5000 River Road
Marrero, Louisiana 70072

with a copy to:

Gregory & Plotkin, LLC
Attn: James P. Gregory, Esq.
1331 17th Street, Suite 1060
Denver, Colorado 80202

or at such other address as either Party may at any time designate by giving written notice to the other Party. Such notices, claims, or other communications shall be deemed received as follows:

(i)	if delivered personally, upon delivery;

(ii)
if sent by United States mail, whether by express mail, registered mail, certified mail or regular mail, the notice shall be deemed to have been received on the day receipt is refused or is confirmed orally or in writing by the receiving Party;

(iii)	if sent by a courier service, upon delivery; or

(iv)	if sent by facsimile, the Business Day following the day on which it was transmitted and confirmed by transmission report or such earlier time as confirmed orally or in writing by the receiving Party.
8.3    Rights. The failure of either Party to exercise any right granted hereunder shall not impair nor be deemed a waiver of that Party’s privilege of exercising that right at any subsequent time or times.
8.4    Applicable Laws. This Agreement is subject to all valid present and future laws, regulations, rules, and orders of governmental authorities now or hereafter having jurisdiction over the Parties, this Agreement, any of the transactions contemplated hereby or the Rail Facility.
8.5    Rules of Construction. In construing this Agreement, the following principles shall be followed:
8.5.1    no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

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8.5.2    examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
8.5.3    the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions; and
8.5.4     the plural shall be deemed to include the singular and vice versa, as applicable.
8.6    Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would require the application of the laws of any other jurisdiction.
8.7    Dispute Resolution.
8.7.1    Negotiation. Prior to submitting any dispute for resolution by a court, a Party shall provide written notice to the other of the occurrence of such dispute. If the Parties have failed to resolve the dispute within 15 Business Days after such notice was given, the Parties shall seek to resolve the dispute by negotiation between senior management personnel of each Party. Such personnel shall endeavor to meet and attempt to amicably resolve the dispute. If the Parties are unable to resolve the dispute for any reason within 30 Business Days after the original notice of dispute was given, then either Party shall be entitled to pursue any remedies available at law or in equity; provided, however, this Section 8.6.1 shall not limit a Party’s right to initiate litigation prior to the expiration of the time periods set forth herein of such limitations would prevent a Party from filing a lawsuit or claim within the applicable period for filing lawsuits (e.g. statutes of limitation, prescription, etc.).
8.7.2    Costs and Expenses. The prevailing Party in any litigation pertaining to any dispute hereunder shall be entitled to recover its reasonable costs, expenses, and attorney’s fees in connection with such litigation.
8.8    Limitation of Liability. Notwithstanding anything in this agreement to the contrary, neither Party shall be liable to the other Party for special, indirect, consequential, punitive, or exemplary damages suffered by such Party resulting from or arising out of this Agreement or the breach thereof or under any other theory of liability, whether tort, negligence, strict liability, breach of contract, warranty, indemnity, or otherwise, including, without limitation, loss of use, increased cost of operations, loss of profit or revenue, or business interruptions. In furtherance of the foregoing, each Party releases the other Party and waives any right of recovery for special, indirect, consequential, punitive, or exemplary damages suffered by such Party regardless of whether any such damages are caused by the other Party’s negligence (and regardless of whether such negligence is sole, joint, concurrent, active, passive, or gross negligence), fault, or liability without fault.
8.9    Entirety of Agreement, Amendments. This Agreement, including, without limitation, all exhibits hereto, integrate the entire understanding between the Parties with respect to the operation and maintenance by Operator of Owner’s Rail Facility and supersede all prior understandings, drafts, discussions, or statements, whether oral or in writing, expressed or implied,

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dealing with the same subject matter. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.
8.10    Waivers. No waiver by either Party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.
8.11    Headings. The headings and captions in this Agreement have been inserted for convenience of reference only and shall not define or limit any of the terms and provisions hereof.
8.12    Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by law.
8.13    Assignment. Operator shall not make any assignment of all or any part of this Agreement or any of the rights or obligations hereunder unless there first shall have been obtained the written consent thereto of Owner, which consent shall not be unreasonably withheld, conditioned, or delayed. Owner shall not make any assignment of all or any part of this Agreement or any of the rights or obligations hereunder except in connection with the sale, financing or conveyance of all or any part of the Rail Facility. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. Any attempted assignment of this Agreement in violation of this Section 8.12 shall be null and void.
8.14    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, and all of which shall be deemed one and the same Agreement.
8.15    No Third Party Beneficiary. Except for parties indemnified hereunder, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and shall not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person shall be deemed a third-party beneficiary of this Agreement.
8.16    Further Assurances. Each Party shall take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement.

* * * * *

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement to be effective on the Effective Date.

Operation & Maintenance Agreement Signature Page
K&E 10351208.3

EXHIBIT “A”

EXHIBIT A

EMPLOYEE PARKING
TANK 807
TANK 808
TANK 806
TANK 805
TANK 7509
FIRE ACCESS
FIRE ACCESS
FIRE ACCESS
RIVER ROAD
ONEOK REFINING, LLC
Pipe Rack

MAGELLAN™
MIDSTREAM PARTNERS, L.P.

MAGELLAN PIPELINE COMPANY, L.P.

PLOT PLAN

MARRERO — LOUISIANA

DRAWN BY	LBH	SCALE NONE	AFE
CHECKED BY	PH	DRAWING NO.	
PROJECT ENGINEER	MG	EXHIBIT A	
APPROVED BY			
DATE	10/12/10		0

Exhibit “A”
K&E 10351208.3

EXHIBIT “C”
Owner’s Facility Security Plan

2
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